Exhibit 99.1

DEKANIA CORP.

(a corporation in the development stage)

Pro Forma Balance Sheet

February 7, 2007

	As Reported	Pro Forma Adjustments		Pro Forma Totals

ASSETS
Current Assets
Cash	$807,102			$807,102
Investment in trust account	94,000,000	2,571,520	(1)	96,571,520
Prepaid expenses and other current assets	15,000			15,000

Total assets	$94,822,102	$2,571,520		$97,393,622

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Due to stockholder	$156,022			$156,022
Accrued expenses-principally professional fees	505,084	8,500	(2)	513,584
Deferred underwriting fees	1,940,000	104,960	(1)	2,044,960
Note payable, stockholder	300,000			300,000

Total liabilities	2,901,106	113,460		3,014,566

Common Stock subject to possible redemption-at redemption value	29,243,249	786,940	(3)	30,030,189

Commitments

Stockholders' Equity:
Common stock, par value of $0.0001	1,244	26	(1)	1,262
		(8)	(3)
Paid-in capital in excess of par	62,681,220	2,466,534	(1)	64,352,322
		(8,500)	(2)
		(786,932)	(3)
Deficit accumulated during the development stage	(4,717)			(4,717)

Total stockholders' equity	62,677,747	1,671,120		64,348,867

Total liabilities and stockholders' equity	$94,822,102	$2,571,520		$97,393,622

NOTES:
(1)	To record proceeds from the exercise of the underwriter's over-allotment option, relating to the Company's recent initial public offering of $2,624,000 (262,400 units at $10 per unit), less underwriter's selling concession of $52,480 (262,400 units at $0.20 per unit). Additionally, to record the deferred underwriters compensation of $104,960 (262,400 units at $0.40 per unit).
(2)	To record legal and accounting fees related to the exercise of the underwriter's over-allotment option.
(3)	To record common stock subject to possible redemption included in the exercise of the underwriters over-allotment option of approximately (29.99% of 262,400 shares, or 78,694 shares at $10 per share).